Filed Pursuant to Rule 424(b)(5)

Registration No. 333-187546

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.30% Subordinated Notes due 2024	$750,000,000	99.73%	$747,975,000	$96,339.18

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated March 26, 2013)

$750,000,000

4.30% Subordinated Notes due 2024

We are offering $750,000,000 aggregate principal amount of 4.30% Subordinated Notes due 2024 (the “notes”). We will pay interest on the notes on January 16 and July 16 of each year. The first such payment will be made on July 16, 2014. The notes will mature on January 16, 2024. The notes will be unsecured subordinated obligations of Fifth Third Bancorp. The notes will not be subject to repayment at the option of holders at any time prior to maturity. We may redeem the notes, in whole or in part, on or after the date that is 30 days prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. There will be no sinking fund for the notes. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “Risk factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to public	Underwriting Discounts	Proceeds to us
Per Note	99.73%	0.45%	99.28%
Total	$747,975,000	$3,375,000	$744,600,000

The price to the public set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 20, 2013.

Our notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that the notes will be ready for delivery through the book-entry facilities of The Depository Trust Company against payment in New York, New York on or about November 20, 2013.

Citigroup	Deutsche Bank Securities	Fifth Third Securities, Inc.	Goldman, Sachs & Co.	Morgan Stanley

The date of this prospectus supplement is November 18, 2013

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third Bancorp,” “Fifth Third,” “we,” “us,” “our ” or similar references mean Fifth Third Bancorp and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

Fifth Third files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

Documents filed by Fifth Third with the SEC also may be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into the prospectus and this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus and this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in the prospectus, this prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in the prospectus and this prospectus supplement and information incorporated by reference into the prospectus and this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2013;

•

Current Reports on Form 8-K filed on January 28, February 11, February 27, March 19 (as to Item 8.01 only), April 5, April 17 (as amended on June 19), May 8, May 16 (as amended on May 16), May 21, June 10 (excluding item 9.01) (as amended on July 30), June 11 (excluding item 9.01), August 2, September 20, September 30, October 15, November 5, and November 13, 2013; and

•	Proxy Statement on Schedule 14A dated March 7, 2013 (those portions incorporated by reference into the Annual Report on Form 10-K).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(800) 972-3030

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement or the documents incorporated by reference herein, including the risk factors set forth in this prospectus supplement or in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where you can find more information.”

S-iv

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk factors” section and the documents incorporated by reference, which are described under “Where you can find more information.”

Fifth Third Bancorp

Fifth Third Bancorp is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At September 30, 2013, Fifth Third operated 18 affiliates with 1,326 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,374 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Investment Advisors. As of September 30, 2013, Fifth Third also had a 25% interest in Vantiv Holding, LLC.

At September 30, 2013, Fifth Third had consolidated total assets of $126 billion and had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under the heading “Where you can find more information.”

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (800) 972-3030.

Proposed bank note offering

Subject to market conditions, Fifth Third Bank, the Company’s bank subsidiary, intends to promptly commence a concurrent offering of senior fixed and floating rate notes (the “Bank Note Offering”). There can be no assurance that the proposed Bank Note Offering will be completed and the completion of this offering is not conditioned upon the completion of the Bank Note Offering.

The offering

The 4.30% Subordinated Notes due 2024 (the “notes”) will be issued under Fifth Third Bancorp’s subordinated indenture, as modified by the first supplemental indenture, as described in this prospectus supplement in the “Description of the notes” section.

Title	4.30% Subordinated Notes due 2024.

Total principal amount being issued	$750,000,000.

Denominations	$2,000 and integral multiples of $1,000 in excess of $2,000.

Issue date	November 20, 2013.

Maturity date	January 16, 2024.

Interest rate	4.30% per annum.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Date interest starts accruing	November 20, 2013.

Interest payment dates	Every January 16 and July 16, commencing on July 16, 2014. If any interest payment date, redemption date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Business day	Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

First interest payment date	July 16, 2014.

Regular record dates for interest	Every January 1 and July 1 (whether or not a business day) preceding the related interest payment date.

Form of notes	The notes will be issued as global securities, and may be withdrawn from the depositary only in the limited situations described in this prospectus supplement.

Name of depositary	The Depository Trust Company (“DTC”).

Trading in DTC	Indirect holders that trade their beneficial interests in the global securities through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds.

Redemption

The notes are not subject to repayment at the option of the holders prior to the maturity date. We may redeem the notes, in whole or in part, on or after the date that is 30 days prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the notes—Optional redemption.”

In addition, we may redeem the notes, in whole but not in part, if a regulatory event occurs. See “Description of the notes—Redemption due to regulatory event.”

Sinking fund	There is no sinking fund.

Defeasance	We may choose to terminate some or all of our obligations under the notes as described under “Description of the notes—Defeasance and discharge.”

Trustee	We will issue the notes under a subordinated indenture dated May 23, 2003, as modified by the first supplemental indenture dated December 20, 2006 with Wilmington Trust Company, as trustee, (the “indenture”). Wilmington Trust Company also acts as trustee with respect to other indentures under which Fifth Third has issued securities. If an event of default under the notes occurs, the trustee may be considered to have a conflicting interest with respect to the notes and other notes for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture and we would be required to appoint a successor trustee.

Ranking	The notes will be unsecured and subordinated in right of payment to the payment of our existing and future senior debt (as defined in the indenture and described under “Description of the notes—Subordination”).

Future issuances	The notes will initially be limited to an aggregate principal amount of $750,000,000. We may, from time to time, without notice to or consent of the note holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series of notes.

Use of proceeds	We intend to use the net proceeds of the offering for general corporate purposes, which may include the repurchase of trust preferred securities. This offering is being undertaken as part of our 2013 Comprehensive Capital Analysis and Review (“CCAR”) capital plan. Additional capital actions may be undertaken by us pursuant to our CCAR capital plan.

Governing law	The notes and the indenture will be governed by the laws of the State of New York.

Conflicts of interest	Fifth Third Securities, Inc., an underwriter in this offering, is an affiliate of ours. Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of our notes to a discretionary account unless it has received specific written approval from the account holder in accordance with Rule 5121.

RISK FACTORS

In considering whether to invest in the notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the notes involves risk. Please see the “Risk factors” section in Fifth Third’s most recent Annual Report on Form 10-K, which are incorporated by reference herein, as updated by our filings made with the SEC after the Form 10-K, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2013. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. Risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the notes.

The notes are subordinated to Fifth Third Bancorp’s senior debt, secured debt, deposits and other obligations.

The notes will be subordinated obligations and rank junior in right of payment to Fifth Third Bancorp’s senior debt. In the event of any distribution to creditors of Fifth Third Bancorp:

•	in a liquidation, dissolution or other winding up of Fifth Third Bancorp;

•	in a bankruptcy or insolvency or any receivership, liquidation, reorganization or similar proceeding in connection therewith relating to Fifth Third Bancorp or its assets;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of Fifth Third Bancorp’s assets and liabilities,

Fifth Third Bancorp’s depositors and other creditors, other than those with debt ranking equal with the notes, will be entitled to receive payment in full of all obligations due to them before the holders of notes will be entitled to receive any payment with respect to the notes. The notes do not contain any limitation on the amount of senior indebtedness, deposits and other obligations which rank pari passu with or senior to the notes that may hereafter be issued by Fifth Third. In addition, the notes are unsecured, which effectively causes the notes to be subordinated to all secured indebtedness of Fifth Third Bancorp. As of September 30, 2013, Fifth Third had outstanding approximately $2.6 billion in indebtedness that ranked pari passu with the indebtedness evidenced by the notes and approximately $2.8 billion in indebtedness that ranked senior to the indebtedness evidenced by the notes.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Fifth Third Bancorp, holders of notes may recover ratably less than unsubordinated creditors of Fifth Third Bancorp.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries, including without limitation, subsidiary indebtedness for borrowed money, deposits, and trade payables. None of Fifth Third Bancorp’s subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Fifth Third Bancorp’s right to receive assets from any of its subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if Fifth Third Bancorp were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Fifth Third Bancorp. Furthermore, none of Fifth Third Bancorp’s subsidiaries is under any obligation to make payments to Fifth Third Bancorp, and any payments to

Fifth Third Bancorp would depend on the earnings or financial condition of its subsidiaries and various business considerations. Statutory, contractual, regulatory or other restrictions may also limit Fifth Third Bancorp’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to Fifth Third Bancorp. For these reasons, Fifth Third Bancorp may not have access to any assets or cash flows of its subsidiaries to make payments on the notes.

The notes do not contain any limitations on the amount of debt and other obligations that Fifth Third may incur that may rank pari passu with or senior to the notes and the notes may only be accelerated in limited circumstances.

The notes do not contain any limitation on the amount of debt, deposits or other obligations which rank pari passu with or senior to the notes that Fifth Third may incur. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency or insurer. The payment of principal of the notes may be accelerated only in the case of the insolvency or liquidation of Fifth Third Bancorp, and any payment pursuant to such an acceleration will require the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). There is no right of acceleration in the case of a default in the payment of principal of or interest on the notes or the performance of any of Fifth Third Bancorp’s other obligations under the notes. See “Description of the notes—Events of default; waivers.” In addition, applicable law prohibits the payment of principal of or interest on the notes in certain other circumstances.

Fifth Third Bancorp relies upon dividends and distributions from its subsidiaries to meet its debt service obligations.

As a bank holding company, Fifth Third Bancorp relies on the earnings and cash flows of its subsidiaries, which are paid to Fifth Third Bancorp in the form of dividends and other distributions, to meet its debt service obligations, including on the notes. The ability of Fifth Third Bancorp’s subsidiaries to pay dividends or make other payments or distributions depends on their respective operating results and may be restricted by, among other things, regulatory constraints, including required capital levels, limitations prescribed by state and federal supervisory agencies, prevailing economic conditions (including interest rates), and financial, business and other factors, many of which are beyond the control of Fifth Third Bancorp.

An active trading market may not develop for the notes.

There is no existing market for the notes and there can be no assurance that significant trading for the notes will develop or that holders of notes will be able to sell their notes. Although Fifth Third Bancorp has been advised that the underwriters intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

Government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) created a new resolution regime known as “orderly liquidation authority,” which may apply to Fifth Third as a bank holding company. Under the orderly liquidation authority, the FDIC may be appointed as receiver for a financial company if the Secretary of the Treasury determines that the financial company is in default or in danger of default and that the failure of the financial company would have serious adverse effects on the stability of the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the notes may be fully subordinated to interests held by the U.S. government in the event that Fifth Third enters into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

USE OF PROCEEDS

We expect to receive net proceeds from the notes offering of approximately $743,688,400, after estimated expenses and commissions to be paid by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repurchase of trust preferred securities. This offering is being undertaken as part of our 2013 Comprehensive Capital Analysis and Review (“CCAR”) capital plan. Additional capital actions may be undertaken by us pursuant to our CCAR capital plan.

REGULATORY CONSIDERATIONS

The Federal Reserve regulates, supervises and examines Fifth Third Bancorp as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. Fifth Third Bancorp’s bank subsidiary is also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third Bancorp, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Fifth Third Bancorp’s earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of its banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business. The corrective actions taken at the direction of our regulators may include, but are not limited to, requiring Fifth Third Bancorp or our bank subsidiary to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties, and taking possession of and liquidating our bank subsidiary.

Fifth Third Bancorp’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous other governmental requirements and regulations that affect Fifth Third Bancorp’s business activities. A change in applicable statutes, regulations or regulatory policy or significant regulatory actions or litigation may have a material effect on Fifth Third Bancorp’s business. Comprehensive reform of the legislative and regulatory environment occurred in 2010 and remains ongoing due to the passage of the Dodd-Frank Act. Fifth Third cannot predict changes in the applicable laws, regulations and regulatory agency policies, yet such changes may have a material effect on its business, financial condition or results of operations.

Depository institutions, like Fifth Third Bancorp’s bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third Bancorp also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third Bancorp’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table provides our consolidated ratios of earnings to fixed charges:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Consolidated ratios of earnings to fixed charges
Excluding interest on deposits	12.51x	7.65x	7.82x	6.45x	3.94x	2.97x	N/A1
Including interest on deposits	7.15x	5.01x	5.09x	3.66x	2.03x	1.57x	N/A1

The following table provides our consolidated ratios of earnings to fixed charges and preferred stock dividend requirements:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Consolidated ratios of earnings to fixed charges and preferred stock dividend requirements
Excluding interest on deposits	11.35x	6.94x	7.06x	4.02x	2.21x	1.88x	N/A1
Including interest on deposits	6.79x	4.72x	4.78x	2.83x	1.59x	1.34x	N/A1

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements:

•	earnings represent income from continuing operations before income taxes and cumulative effect of accounting change, plus fixed charges;

•

fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases; and

•

fixed charges, including interest on deposits, include all interest expense and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases.

[1]	Earnings were inadequate to cover fixed charges by $2.7 billion.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2013:

•	On an actual basis;

•

As adjusted to give effect to the issuance and sale of $750,000,000 principal amount of the notes issued at a price to the public of 99.73% less 0.45% of underwriting discount and after estimated offering expenses for net proceeds of approximately $743,688,400; and

•

As further adjusted to give effect to the sale of $1,000,000,000 principal amount of 1.15% senior notes due 2016 by Fifth Third Bank in the concurrent Bank Note Offering issued at a price to the public of 99.974% less 0.25% of underwriting discount for net proceeds of $997,240,000 and $750,000,000 principal amount of floating rate senior notes due 2016 by Fifth Third Bank in the proposed Bank Note Offering issued at a price to the Public of 100.00% less 0.25% of underwriting discount for net proceeds of $748,125,000, and after estimated offering expenses for aggregate net proceeds of approximately $1,745,000,000.

This information should be read together with our consolidated financial statements and other financial information set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
(unaudited, $ in millions, except share data)	Actual	As adjusted	As further adjusted
Cash and due from banks	2,887	3,631	5,376
Long-term debt	8,098	8,846	10,596
Shareholders’ Equity:
Common stock(a)	2,051	2,051	2,051
Preferred stock(b)	593	593	593
Capital surplus	2,565	2,565	2,565
Retained earnings	9,876	9,875	9,875
Accumulated other comprehensive income	218	218	218
Treasury stock	(662)	(662)	(662)

Total Bancorp’s Shareholders’ Equity	14,641	14,640	14,640
Total Long-term Debt and Shareholders’ Equity	22,739	23,486	25,236

(a)	Stated value $2.22 per share; 2,000,000,000 authorized, 887,029,539 issued and outstanding at September 30, 2013 (excludes 36,863,042 treasury shares).
(b)	476,000 shares of undesignated no par value preferred stock were authorized and unissued at September 30, 2013; Series H perpetual preferred stock: 24,000 authorized, issued and outstanding at September 30, 2013.

DESCRIPTION OF THE NOTES

The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the indenture, which has been incorporated by reference into the registration statement to which this prospectus supplement relates.

General

Fifth Third Bancorp will issue 4.30% Subordinated Notes due 2024 (the “notes”) under its subordinated indenture dated as of May 23, 2003, as supplemented by the first supplemental indenture dated as of December 20, 2006, between Fifth Third Bancorp and Wilmington Trust Company, as trustee. We refer to the subordinated indenture as supplemented as the “indenture.”

The notes will be unsecured, subordinated obligations of Fifth Third Bancorp.

There is no sinking fund for the notes. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Payment of principal and interest

Payment of the full principal amount of the notes will be due on January 16, 2024. The notes will bear interest at the rate of 4.30% per annum. Interest on the notes will begin to accrue on November 20, 2013. We will pay interest on the notes on January 16 and July 16 of each year, beginning July 16, 2014. Interest will be paid to the person in whose name such note is registered at the close of business on every January 1 and July 1 (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, redemption date or any maturity date for the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the applicable interest payment date, redemption date or at maturity, and no interest shall accrue on the amount payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

Optional redemption

The notes are not subject to repayment at the option of the holders at any time prior to maturity.

We may redeem the notes, in whole or in part, at our option on or after the date that is 30 days prior to the maturity date for the notes at a redemption price for the notes to be redeemed equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption. The principal amount of any note remaining outstanding after redemption in part shall be $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of notes to be redeemed will receive notice thereof by first class mail at least 30 days and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes by such method as the trustee deems fair and appropriate.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption unless we default in the payment of the redemption price and accrued interest.

Redemption due to regulatory event

We may redeem the notes in whole, but not in part, at our option prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes together with accrued but unpaid interest to, but excluding, the date fixed for redemption, if a regulatory event occurs that precludes the notes from being included in our Tier 2 capital. A “regulatory event” means our good faith determination that, as a result of (i) any change in or amendment to the laws (or any regulations promulgated under those laws) of the United States or any political subdivision thereof that is enacted or becomes effective after the issuance of notes; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of the notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the notes, there is more than an insubstantial risk that we will not be entitled to treat the full principal amount of the notes as “Tier 2 capital” (or its equivalent) of Fifth Third Bancorp for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as the notes are outstanding.

To the extent then required under applicable laws or regulations, including capital regulations, we may be required to receive approval of the Federal Reserve prior to redeeming the notes before the maturity date.

Subordination

Our obligation to make payments of principal and interest on the notes will be subordinate and junior in right of payment to all of our senior indebtedness. Upon any payment or distribution of assets to holders of senior indebtedness in case of any insolvency or bankruptcy proceeding (or any receivership, liquidation, reorganization or similar proceeding in connection therewith) relative to Fifth Bancorp, its creditors or its assets, any liquidation, dissolution or other winding up, assignment for the benefit of creditors or other marshaling of the assets or liabilities of Fifth Third Bancorp all holders of senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of notes will be entitled to receive any payment of principal of (or premium, if any) or interest on their notes. If the notes are accelerated, all holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due before the holders of notes will be entitled to receive any payment of principal of (or premium, if any) or interest on their notes. In addition, in the event of and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any senior indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any senior indebtedness permits the acceleration of the maturity of such senior indebtedness, or if any judicial proceeding is pending with respect to the default in payment or event of default of such senior indebtedness, no payment on the principal of (or premium, if any) or interest on the notes will be made unless and until the event of default has been cured or waived and the acceleration rescinded or annulled.

The indenture defines “senior indebtedness ” as

•

all of Fifth Third Bancorp’s indebtedness (including indebtedness of others guaranteed by Fifth Third Bancorp), whether outstanding on the date of the first supplemental indenture or thereafter created, incurred or assumed, which is:

•	for money borrowed, or

•	evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

•	any obligation, whether outstanding on the date of the first supplemental indenture or thereafter created, incurred or assumed, which is:

•	Fifth Third Bancorp’s obligation under direct credit substitutes,

•	an obligation of, or any such obligation directly or indirectly guaranteed by, Fifth Third Bancorp for purchased money or funds,

•

a deferred obligation of, or any such obligation directly or indirectly guaranteed by, Fifth Third Bancorp incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith, or

•

Fifth Third Bancorp’s obligation to make payment pursuant to the terms of financial instruments such as (A) securities contracts and foreign currency exchange contracts, (B) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity options contracts and (C) financial instruments similar to those set forth in (A) or (B) above; and

•	any amendments, renewals, extensions or modifications of any such indebtedness or obligation,

unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the notes or is to rank pari passu with or subordinate to the notes.

Senior indebtedness does not include the Floating Rate Subordinated Notes due December 20, 2016, the 5.45% Subordinated Notes due January 15, 2017, the 4.50% Subordinated Notes due June 1, 2018 or the 8.25% Subordinated Notes due 2038 previously issued under the indenture, which rank pari passu with the notes, the 6.50% Junior Subordinated Notes due in 2067 issued under Fifth Third Bancorp’s first supplemental indenture dated as of March 30, 2007 to the junior subordinated indenture dated as of March 20, 1997, or any other subordinated notes as may be issued in the future under the indenture or such junior subordinated indenture.

Due to differing subordination provisions in various series of subordinated debt securities issued by Fifth Third Bancorp, the holders of the notes may receive less, ratably, than holders of some of our other series of subordinated debt securities.

The indenture does not restrict us in any way now or in the future from incurring senior indebtedness or indebtedness that would be pari passu with or subordinate to the notes.

Events of default; waivers

An “event of default” in respect of the notes shall occur upon certain events of bankruptcy, insolvency or reorganization of Fifth Third Bancorp. If an event of default under the indenture occurs and continues with respect to the notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the outstanding notes.

A “default ” with respect to the notes under the indenture includes:

•	any event of default with respect to the notes;

•	default in any payment of principal of (or premium, if any) any note at maturity;

•	default, continued for 30 days, in interest payment on any note; or

•

failure by Fifth Third Bancorp, continued for 30 days, in performing any other covenant or warranty in the indenture (other than a covenant or warranty included solely for the benefit of another series of subordinated debt securities) after:

•	Fifth Third Bancorp is given written notice by the trustee; or

•	the holders of at least 25% in aggregate principal amount of the outstanding notes give written notice to Fifth Third Bancorp and the trustee.

If a default with respect to the notes occurs under the indenture and is continuing, the trustee may demand payment of amounts then due and payable on the notes and, in its discretion, proceed to enforce its rights and any rights of the holders of the notes. Upon a default that is not an event of default, however, the trustee may not act to accelerate the outstanding principal amount of the notes.

The holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes, except for a default:

•	in any principal, premium or interest payment; or

•	in respect of a covenant which cannot be amended or modified without the consent of the holder of each outstanding note.

Any annulment or waiver so effected will be binding on all holders of the notes.

In the event of the bankruptcy, insolvency or reorganization of Fifth Third Bancorp, the claims of holders of the notes would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding notes before proceeding to exercise any right or power under the indenture at the holders’ request. The holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes. The trustee, however, may decline to act if that direction is contrary to law or the indenture and may take any other action it deems proper and not inconsistent with the holders’ direction.

No holder will have the right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing default with respect to the notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute a proceeding, and those holders have offered the trustee reasonable indemnity;

•	the trustee has failed to institute the proceeding within 60 days after the notice, request and offer of reasonable indemnity; and

•	no direction inconsistent with such written request has been given to the trustee during such 60- day period by the holders of a majority in aggregate principal amount of the outstanding notes.

These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium or interest on the note on or after the maturity date.

Modification and waiver

We may modify or amend the indenture with the consent of the trustee, in some cases without obtaining the consent of holders, including, among other things, modifications and amendments to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of securities of any series issued under the indenture (including the notes) are not adversely affected in any material respect. Certain modifications and amendments also require the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of each series issued under the indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debt security issued under the indenture that would be affected, Fifth Third Bancorp may not amend or modify the indenture to do any of the following:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•

reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the currency or currency unit in which, any principal, premium or interest on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the indenture; or

•

modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes:

•

the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

•	the principal amount of outstanding debt securities denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of its original issuance,

of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the bullet point above.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge into another corporation or transfer our properties and assets substantially as an entirety to another person unless:

•

the entity formed by the consolidation or into which Fifth Third Bancorp merges, or to which it transfers its properties and assets, (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of any other covenants under the indenture; and

•

immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default will have occurred and be continuing under the indenture.

Defeasance and discharge

Fifth Third Bancorp may terminate some or all of its obligations with respect to the notes (this procedure is often referred to as “defeasance”) by depositing with the trustee as trust funds money or U.S. government obligations sufficient to pay the principal of and interest on, the notes as they come due.

Defeasance is permitted only if, among other things, Fifth Third Bancorp delivers to the trustee:

•	an opinion of counsel substantially in the form described in the indenture to the effect that the holders of the notes will have no U.S. federal income tax consequences as a result; and

•	if the notes are then listed on any securities exchange, an Officer’s Certificate to the effect that the debt securities of that series will not be delisted as a result.

This termination will not relieve Fifth Third Bancorp of its obligation to pay when due the principal of, premium, if any, and interest on the notes if the notes are not paid from the money or U.S. government obligations held by the trustee for the purpose of making these payments.

Title

Fifth Third Bancorp, the trustees and any of their agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing law

The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.

Issuance of additional notes

Fifth Third Bancorp may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes of the same series under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date; provided that such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.

The trustee

Wilmington Trust Company will act as trustee for the notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the notes that are then outstanding by tender, in the open market or by private agreement.

BOOK-ENTRY, DELIVERY AND FORM

Book-entry system

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes of each series are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Participant customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that Fifth Third Bancorp believes to be reliable (including DTC, Clearstream and Euroclear), but Fifth Third Bancorp takes no responsibility for the accuracy thereof.

Neither Fifth Third Bancorp, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a discussion of the material United States federal income tax consequences of owning and disposing of the notes we are offering. It applies to you only if you acquire notes in the initial offering at the initial offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar;

•	a United States expatriate; or

•	a person liable for alternative minimum tax.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, and it does not address the application of any state, local or foreign tax laws.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning and disposing of these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, sale and retirement of the notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your note. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Medicare tax.    A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). The Medicare tax is in addition to any federal income tax, on ordinary income or capital gains that may otherwise be due with respect to the notes. If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-United States holders

This subsection describes the tax consequences to a non-United States holder. For this purpose, a non-United States holder is a beneficial owner of a note other than a United States holder or a partnership.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a non-United States holder of a note:

•

we and others United States payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, to you if, in the case of payment of interest:

•	the payment of interest is not effectively connected with the conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through stock ownership; and

•	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

•

you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

•	the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

a.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

b.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

c.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

•

the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

a.	certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

b.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

•

the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations, and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

If you are a non-United States holder and interest paid on your note, or gain realized upon the sale or other disposition of your note, is effectively connected with the conduct of a trade or business within the United States by you, you will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States holders in essentially the same manner as if your note were held by a United States holder, as discussed above, unless such interest or gain is exempt or subject to reduced tax pursuant to an applicable income tax treaty and you are entitled to such treaty benefits. If you are a non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and you are a qualified resident of the treaty country. Any interest that is taxed on net income basis because it is effectively connected with the conduct of a trade or business within the United States by you, as described in this paragraph, will generally be exempt from United States withholding tax if you satisfy the applicable certification requirement (generally, by providing Internal Revenue Service Form W-8ECI).

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death, and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup withholding and information reporting

In general, if you are a United States holder, we and other payors are required to report to the IRS all payments of principal, premium, if any, and interest on, and proceeds from the disposition of, your note, unless you are a corporation or other exempt recipient. Additionally, backup withholding will apply to any such payments if you fail to provide an accurate taxpayer identification number or proof of exemption, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a non-United States holder, payments of principal, premium or interest, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—Non-United States holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale or other disposition of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale or other disposition of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale or other disposition effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale or other disposition is mailed to you at a United States address, or

•	the sale or other disposition has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale or other disposition of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting (but generally not backup withholding) if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale or other disposition of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the Internal Revenue Service.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on interest payments and proceeds of sale of interest-bearing obligations for payments made to certain foreign financial institutions, investment funds, and non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied. The withholding tax will not apply to obligations that are outstanding on July 1, 2014. A debt instrument, such as a note, is treated as outstanding on July 1, 2014 if it has an issue date, as determined under U.S. tax law, before July 1, 2014. Any material modification (as defined in Treasury regulations issued under Section 1001 of the Code) of a note on or after July 1, 2014 will result in such note being treated as newly issued as of the effective date of such modification.

Prospective investors are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in the notes, as well as the status of any related federal regulations.

UNDERWRITING

Fifth Third Bancorp and the underwriters for the offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of 4.30% Subordinated Notes due 2024
Citigroup Global Markets Inc.	$150,000,000
Deutsche Bank Securities Inc.	$150,000,000
Fifth Third Securities, Inc.	$150,000,000
Goldman, Sachs & Co.	$150,000,000
Morgan Stanley & Co. LLC	$150,000,000

Total	$750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.20% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.15% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. Fifth Third Bancorp has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Goldman, Sachs & Co. for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Fifth Third or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Fifth Third; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Fifth Third estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $911,600.

Fifth Third has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

CONFLICTS OF INTEREST

Fifth Third Securities, Inc., an underwriter in this offering, is an affiliate of ours. Rule 5121 of the Conduct Rules of FINRA imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of our notes to a discretionary account unless it has received specific written approval from the account holder in accordance with Rule 5121.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by James R. Hubbard, Esq., Senior Vice President and Chief Legal Officer, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

Mr. Hubbard and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP will rely as to all matters of Ohio law upon the opinions of Mr. Hubbard and Graydon Head & Ritchey LLP. Mr. Hubbard owns shares of Fifth Third’s common stock and holds options and other convertible securities to purchase additional shares of Fifth Third’s common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Guarantees

Stock Purchase Contracts

Units

Fifth Third Capital Trust VIII

Fifth Third Capital Trust IX

Fifth Third Capital Trust X

Fifth Third Capital Trust XI

Fifth Third Capital Trust XII

Trust Preferred Securities

Perpetual Preferred Trust Certificates

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FITB.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our principal executive offices are located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and our telephone number at that address is 800-972-3030.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2013

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries, and (2) the “Trusts” is Fifth Third Capital Trust VIII, Fifth Third Capital Trust IX, Fifth Third Capital Trust X, Fifth Third Capital Trust XI and Fifth Third Capital Trust XII, statutory Delaware trusts and the issuers of the trust preferred securities and perpetual preferred trust certificates.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, junior subordinated debt securities, subordinated debt securities, senior debt securities, warrants, stock purchase contracts, units, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities and perpetual preferred trust certificates, each representing undivided beneficial interests in the Trusts, and which may be guaranteed by Fifth Third Bancorp, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

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We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Current Reports on Form 8-K filed on January 28, 2013, February 11, 2013, February 27, 2013 and March 19, 2013 (only as to Item 8.01); and

•	Proxy Statement on Schedule 14A dated March 7, 2013.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, Secretary and Chief Risk Officer

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(513) 579-5300

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. At-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of the securities. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

In facilitating the sale of securities, underwriters may receive compensation from us and/or the applicable Trust or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or

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commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and/or the applicable Trust and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us and/or the applicable Trust will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us and/or the applicable Trust in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we and the applicable Trust may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us and the applicable Trust against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us and/or the applicable Trust under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we and/or the applicable Trust offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

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We and/or the applicable Trust may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we and/or the applicable Trust may resell a security acquired from other holders, after the original offering and a sale of the security. Resales may occur in the open market or may be privately negotiated, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us and/or the applicable Trust. These remarketing firms will offer or sell the securities pursuant to the terms of its agreement, if any, with us and/or the applicable Trust and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us and/or the applicable Trust under agreements that may be entered into with us or the trusts against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the FINRA Conduct Rules or, in the case of the trust preferred securities of the Trusts, Rule 2810 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by H. Samuel Lind., Vice President and Counsel of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain matters of Delaware law relating to the validity of the trust preferred securities and perpetual preferred trust certificates will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement. Mr. Lind owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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